Exhibit 99.1

Date: May 20, 2026	CorVel Corporation
5128 Apache Plume Road
Suite 400
Fort Worth, TX 76109

FOR IMMEDIATE RELEASE	Contact: Melissa Storan
Phone: 949-851-1473
www.corvel.com

CorVel Announces Revenues and Earnings

FORT WORTH, Texas, May 20, 2026 — CorVel Corporation (NASDAQ: CRVL) announced the results for the quarter and fiscal year ended March 31, 2026. Revenues for the fiscal year ended March 31, 2026 were $959 million, a 7% increase from $896 million during the fiscal year ended March 31, 2025. Earnings per share for the fiscal year ended March 31, 2026 were $2.14, up 17% compared to $1.83 during the fiscal year ended March 31, 2025. Revenues for the quarter were $249 million, an increase from $232 million in the March quarter of 2025. Earnings per share for the quarter were $0.61, up 20% compared to $0.51 in the same quarter of the prior year.

Fourth Quarter Fiscal Year 2026 Highlights

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Revenue increased 7% to $249 million, compared to fourth quarter of fiscal year 2025.
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Gross profit increased 9% to $63.0 million, at 25% gross margin, compared to fourth quarter of fiscal year 2025 gross profit of $58.0 million.
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Exited the quarter with $233 million of cash, cash equivalents, and no borrowings.
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The Company repurchased $20.1 million of common stock during the quarter.

CERIS, CorVel’s health division, is benefiting from the healthcare industry’s shift toward proactive payment accuracy and cost management, with strong demand for its integrated prepay and post-pay platform that improves claims accuracy, reduces administrative burden, and enhances revenue visibility. During the quarter, multiple large payer sales with enterprise-scale implementations reflect the strength of the value proposition and provide increased revenue visibility as they are deployed and scaled over time. As adoption of prepay solutions expands, CERIS is accelerating revenue realization cycles while maintaining strong margin profiles, supported by ongoing investment in AI and automation.

Within workers’ compensation and risk management, P&C services are advancing its technology-enabled, clinically integrated model through the CorVel ConnectedTM interface within its proprietary CareMC platform. By combining AI, real-time data integration, and embedded clinical expertise, CorVel is improving decision-making support, operational efficiency, and claim outcomes across the lifecycle of a claim. Ongoing investments in automation, telemedicine, cybersecurity, and API-driven connectivity further strengthen scalability and the Company’s ability to deliver consistent clinical and financial results for its partners in environments where reliability, control, and measurable outcomes are critical.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, improved productivity resulting from automation and augmentation across enterprise business systems. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement results of operations and financial condition is greater than our initial assessment. The risks and uncertainties referred to above include but are not limited to factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including but not limited to “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2025, September 30, 2025, and December 31, 2025. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation

Quarterly Results – Income Statement

Quarters and Fiscal Year Ended March 31, 2026 and March 31, 2025

Quarter Ended	March 31, 2026	March 31, 2025
Revenues	$248,548,000	$231,514,000
Cost of revenues	185,539,000	173,547,000
Gross profit	63,009,000	57,967,000
General and administrative	23,293,000	24,647,000
Income from operations	39,716,000	33,320,000
Income tax provision	8,687,000	6,901,000
Net income	$31,029,000	$26,419,000
Earnings Per Share:
Basic	$0.61	$0.51
Diluted	$0.61	$0.51
Weighted Shares
Basic	51,150,000	51,366,000
Diluted	51,285,000	51,979,000

Fiscal Year Ended	March 31, 2026	March 31, 2025
Revenues	$958,527,000	$895,589,000
Cost of revenues	725,664,000	685,861,000
Gross profit	232,863,000	209,728,000
General and administrative	89,732,000	88,904,000
Income from operations	143,131,000	120,824,000
Income tax provision	32,787,000	25,659,000
Net income	$110,344,000	$95,165,000
Earnings Per Share:
Basic	$2.15	$1.85
Diluted	$2.14	$1.83
Weighted Shares
Basic	51,283,000	51,379,000
Diluted	51,625,000	51,994,000

CorVel Corporation

Quarterly Results – Condensed Balance Sheet

March 31, 2026 and March 31, 2025

	March 31, 2026	March 31, 2025
Cash	$233,072,000	$170,584,000
Customer deposits	115,706,000	101,472,000
Accounts receivable, net	101,313,000	104,126,000
Prepaid taxes and expenses	12,206,000	10,507,000
Property, net	117,906,000	92,052,000
Goodwill and other assets	41,619,000	46,410,000
Right-of-use asset, net	21,164,000	20,825,000
Total	$642,986,000	$545,976,000
Accounts and taxes payable	$24,550,000	$16,792,000
Accrued liabilities	203,518,000	187,244,000
Long-term lease liabilities	20,687,000	19,953,000
Paid-in capital	268,518,000	250,412,000
Treasury stock	(887,716,000)	(831,510,000)
Retained earnings	1,013,429,000	903,085,000
Total	$642,986,000	$545,976,000